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FOR IMMEDIATE RELEASE
May 8, 2019
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER 2019 RESULTS

•	Chesapeake Utilities delivers strong financial and operational results in the first quarter

•	GAAP net income increased by 6.7 percent to $28.7 million or $1.74 per share* compared to $1.64 per share for the first quarter of 2018

•	Adjusted (Non-GAAP)** earnings increased to $1.68 per share from $1.40 per share, representing 20.0 percent growth

•	Gross margin** increased $10.1 million, or 11.1 percent

•	Recently constructed pipeline projects contributed $4.3 million in gross margin and are expected to generate $24.0 million in gross margin for the year

•	December 2018 acquisitions of Marlin and Ohl contributed $2.8 million in gross margin and $1.6 million in operating income for the quarter

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced first quarter financial results. The Company's net income for the quarter ended March 31, 2019 was $28.7 million, compared to $26.9 million for the same quarter of 2018. Earnings per share ("EPS") for the quarter ended March 31, 2019 were $1.74, compared to $1.64 per share for the same quarter of 2018.
The higher earnings reflected the positive impact of recently completed and ongoing pipeline expansion projects, accretion from the Marlin Gas Transport, Inc. (“Marlin Gas Transport”) and R. F. Ohl Fuel Oil, Inc. (“Ohl”) acquisitions, organic growth in the natural gas distribution operations and higher propane retail margins per gallon. Earnings also increased as a result of an order from the Florida Public Service Commission ("PSC") authorizing the Company to retain a portion of the tax savings associated with lower federal tax rates resulting from the United States Tax Cuts and Jobs Act ("TCJA") for certain of the Company’s natural gas distribution operations. These increases were partially offset by a $2.5 million margin decrease associated with lower energy consumption due to warmer weather in Florida and the absence of the “Bomb Cyclone” weather impact that sharply increased first quarter 2018 consumption within the Delmarva propane and natural gas distribution operations. A detailed discussion of operating results begins on page 3.
“2019 is off to a great start, as demonstrated by our strong financial results and continued growth across our business segments. In particular, our performance reflects increased contributions from natural gas service expansions, the Marlin Gas Transport and Ohl acquisitions, higher retail propane margins and the favorable outcomes of several regulatory initiatives. Our employees’ ingenuity, dedication and commitment to our growth strategy propelled our success during the quarter," stated Jeff Householder, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We are excited about the future growth potential from these recent acquisitions and expansions. We also continue to evaluate additional attractive growth opportunities, with the goal of transforming such opportunities into new investments that generate increased earnings growth and value for our shareholders."

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Significant Items Impacting Earnings
Results for the three months ended March 31, 2019 and 2018 were impacted by the following significant items:

For the Three Months Ended March 31,	2019		2018
(in thousands, except per share data)	Net Income	EPS	Net Income	EPS
Reported (GAAP) Earnings	$28,664	$1.74	$26,855	$1.64
Change in unrealized mark-to-market ("MTM") activity	80	—	(4,008)	(0.24)
2018 portion of the retained tax savings for certain Florida natural gas distribution operations associated with the TCJA income tax rate reduction	(990)	(0.06)	—	—
Adjusted (Non-GAAP) Earnings**	$27,754	$1.68	$22,847	$1.40
*Unless otherwise noted, earnings per share information is presented on a diluted basis.
**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin, adjusted earnings and Adjusted EPS. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.
The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance. The Company calculates "adjusted earnings” by adjusting reported (GAAP) earnings to exclude the impact of certain significant non-cash items, including the impact of unrealized MTM gains (losses) and one-time charges, such as severance charges, and any prior year tax savings retained by our regulated businesses as a result of current year regulatory authorizations. The Company calculates “adjusted EPS” by dividing adjusted earnings by the weighted average common shares outstanding.

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Operating Results for the Quarter Ended March 31, 2019 and 2018

Consolidated Results

	Three Months Ended March 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$101,397	$91,299	$10,098	11.1%
Depreciation, amortization and property taxes	15,504	13,697	1,807	13.2%
Other operating expenses	41,900	37,196	4,704	12.6%
Operating income	$43,993	$40,406	$3,587	8.9%
Operating income during the first quarter of 2019 increased by $3.6 million, or 8.9 percent, compared to the same period in 2018. The increase in operating income reflects continued strong growth across the Company, with contributions from existing businesses, recent expansion investments, regulatory initiatives, the successful integration and margin generated from Ohl and the particularly strong performance of Marlin Gas Services, LLC ("Marlin"), the Company's newly created subsidiary that acquired certain operating assets of Marlin Gas Transport.

Regulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$67,102	$61,162	$5,940	9.7%
Depreciation, amortization and property taxes	12,531	11,156	1,375	12.3%
Other operating expenses	24,830	23,295	1,535	6.6%
Operating income	$29,741	$26,711	$3,030	11.3%
Operating income for the Regulated Energy segment increased by $3.0 million, or 11.3 percent, in the first quarter of 2019 compared to the same period in 2018. This increase was driven by a $5.9 million increase in gross margin, offset by $1.4 million in higher depreciation, amortization and property taxes and $1.5 million in higher other operating expenses associated with the margin growth. The increase in operating income reflects continued growth in the natural gas operations and expansion projects completed by Peninsula Pipeline Company, Inc. ("Peninsula Pipeline") and Eastern Shore Natural Gas Company (“Eastern Shore”), the Company’s intrastate and interstate transmission subsidiaries, respectively. Further, during the quarter, the Florida PSC issued a final order allowing the Company to retain tax savings associated with lower federal tax rates for certain of the Company’s natural gas distribution operations. As a result, $1.3 million in reserves for customer refunds recorded in 2018, were reversed in 2019. Additionally, growth in the business and accrual timing resulted in an increase in incentive compensation expense of $653,000 in the first quarter 2019 compared to the same period in 2018.

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The key components of the increase in gross margin are shown below:

(in thousands)	Margin Impact
Eastern Shore and Peninsula Pipeline service expansions	$4,266
Natural gas distribution - customer growth (excluding service expansions)	1,451
2018 retained tax savings for certain Florida natural gas distribution operations	1,321
Impact of weather on customer consumption (primarily in Florida)	(1,093)
Natural gas distribution - change in customer consumption (non-weather)	(485)
Conversion of Sandpiper Energy Inc. ("Sandpiper") customers to natural gas	382
Florida Gas Reliability and Infrastructure Program ("GRIP")	223
Other immaterial variances	(125)
Quarter-over-quarter increase in gross margin	$5,940

The major components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expenses
Depreciation, amortization and property taxes primarily associated with recent growth projects	$1,375
Incentive compensation costs (based on timing and period-over-period results)	653
Outside services, facilities and maintenance costs	(609)
Payroll expense (increased staffing and annual salary increases)	608
Benefits and other employee-related expenses(1)	551
Other immaterial variances	332
Quarter-over-quarter increase in other operating expenses	$2,910
(1) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.

Unregulated Energy Segment

	Three Months Ended March 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$34,402	$30,301	$4,101	13.5%
Depreciation, amortization and property taxes	2,939	2,505	434	17.3%
Other operating expenses	16,336	14,112	2,224	15.8%
Operating income	$15,127	$13,684	$1,443	10.5%
Given the impact of MTM activity on the first quarter 2018 results of Peninsula Energy Services Company, Inc. ("PESCO"), the Company continues to present PESCO’s results separate from the rest of the Unregulated Energy segment:

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Unregulated Energy Segment, excluding PESCO

	Three Months Ended March 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$32,542	$29,126	$3,416	11.7%
Depreciation, amortization and property taxes	2,792	2,357	435	18.5%
Other operating expenses	14,113	12,321	1,792	14.5%
Operating income	$15,637	$14,448	$1,189	8.2%

Excluding PESCO, operating income for the Unregulated Energy segment increased by $1.2 million for the three months ended March 31, 2019, compared to the same period in 2018. The increased operating income was driven by a $3.4 million increase in gross margin, partially offset by $1.8 million in higher operating expenses and $435,000 in higher depreciation and taxes.

The major components of the $3.4 million increase in gross margin are shown below:

(in thousands)	Margin Impact
Marlin (acquired assets of Marlin Gas Transport in December 2018)	$2,329
Propane Operations
Decrease in weather-related customer consumption due to the absence of the 2018 Bomb Cyclone	(1,307)
Increased retail margins per gallon	1,259
Customer growth, increased sales volumes (non-weather-related) and other factors	482
Ohl acquisition (assets acquired in December 2018)	476
Lower wholesale propane margins and sales	(453)
Aspire Energy of Ohio, LLC ("Aspire Energy")
Rate increases	779
Increased customer consumption	397
Other immaterial variances	(546)
Quarter-over-quarter increase in gross margin	$3,416
The major components of the increase in other operating expenses are as follows:

(in thousands)	Other Operating Expenses
Operating expenses associated with operating Marlin and Ohl (Asset acquisitions in December 2018	$1,157
Incentive compensation costs (based on timing and period-over-period results)	466
Outside services and facilities maintenance costs	286
Depreciation, asset removal and property tax costs due to new capital investments	187
Benefits and other employee-related expenses(1)	133
Other immaterial variances	(2)
Quarter-over-quarter increase in other operating expenses	$2,227
(1) Since the Company self-insures for healthcare costs, benefits costs fluctuate depending upon filed claims.

PESCO

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	Three Months Ended March 31,
(in thousands)	2019	2018	Change	Percent Change
Gross margin	$1,860	$1,175	$685	58.3%
Depreciation, amortization and property taxes	147	148	(1)	(0.7)%
Other operating expenses	2,223	1,791	432	24.1%
Operating loss	$(510)	$(764)	$254	33.2%

For the three months ended March 31, 2019, PESCO's gross margin was higher by $685,000 compared to the same period in 2018. Operating expenses increased by $432,000, reflecting increased staffing, infrastructure and risk management systems necessary to support growth. Overall, PESCO’s quarter-over-quarter performance improved by $254,000.
Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2018 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Friday, May 10, 2019 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2019.  To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities’ 2019 First Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission and marketing; electricity generation and distribution; propane gas distribution; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its Investor Relations (IR) App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Gross Margin
Regulated Energy segment	$67,102	$61,162
Unregulated Energy segment	34,402	30,301
Other businesses and eliminations	(107)	(164)
Total Gross Margin	$101,397	$91,299

Operating Income
Regulated Energy segment	$29,741	$26,711
Unregulated Energy segment	15,127	13,684
Other businesses and eliminations	(875)	11
Total Operating Income	43,993	40,406

Other income (expense), net	(45)	68
Interest Charges	5,710	3,664
Pre-tax Income	38,238	36,810
Income Taxes	9,574	9,955
Net Income	$28,664	$26,855

Earnings Per Share of Common Stock
Basic	$1.75	$1.64
Diluted	$1.74	$1.64

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Financial Summary Highlights

Key variances, between the three months ended March 31, 2018 and 2019, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2018 Reported Results	$36,810	$26,855	$1.64

Adjusting for Unusual Items:
Net impact of PESCO's MTM activity	(5,591)	(4,088)	(0.24)
Impact of weather on customer consumption	(2,523)	(1,891)	(0.12)
2018 retained tax savings for certain Florida natural gas operations	1,321	990	0.06
	(6,793)	(4,989)	(0.30)

Increased (Decreased) Gross Margins:
Absence of the 2018 Bomb Cyclone and capacity constraints cost for PESCO	5,545	4,157	0.25
Eastern Shore and Peninsula Pipeline service expansions*	4,266	3,198	0.19
Margin contribution from Marlin and Ohl (assets acquired in December 2018)*	2,805	2,103	0.13
Natural gas distribution - customer growth (excluding service expansions)	1,451	1,088	0.06
Higher propane retail margins per gallon	1,259	944	0.06
Unregulated Energy customers' consumption growth	879	659	0.04
Aspire Energy rate increases	779	584	0.04
Other margin for PESCO operations	731	548	0.03
Natural gas distribution - change in customer consumption (non-weather)	(485)	(364)	(0.02)
Lower wholesale propane margins and sales	(453)	(340)	(0.02)
Conversion of Sandpiper customers to natural gas	382	287	0.02
Florida GRIP*	223	167	0.01
	17,382	13,031	0.79

Decreased (Increased) Other Operating Expenses:
Depreciation, asset removal and property tax costs due to growth investments	(1,560)	(1,169)	(0.07)
Incentive compensation costs (based on timing and period-over-period results)	(1,931)	(1,448)	(0.09)
Operating expenses for Marlin and Ohl (assets acquired in December 2018)	(1,157)	(867)	(0.05)
Benefits and other employee-related expenses	(732)	(549)	(0.03)
Payroll expense (increased staffing and annual salary increases)	(673)	(504)	(0.03)
Operating expenses to support growth for PESCO	(431)	(323)	(0.02)
	(6,484)	(4,860)	(0.29)

Interest charges	(2,046)	(1,534)	(0.09)
Change in effective tax rate	—	768	0.05
Net other changes	(631)	(607)	(0.06)
	(2,677)	(1,373)	(0.10)

First Quarter of 2019 Reported Results	$38,238	$28,664	$1.74
*See the Major Projects and Initiatives table later in this press release.

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Recently Completed and Ongoing Major Projects and Initiatives
The Company constantly pursues and develops additional projects and initiatives in order to further increase shareholder value and serve existing and new customers. The following represent the major projects/initiatives recently completed and currently underway. In the future, the Company will add new projects and initiatives to this table once they are substantially final.

	Gross Margin for the Period
	Three Months Ended		Year Ended	Estimate for
Project/Initiative	March 31,		December 31,	Fiscal
in thousands	2019	2018	2018	2019	2020
Florida GRIP (1)	$3,565	$3,342	$13,323	$14,204	$15,565
2017 Eastern Shore System Expansion Project - including interim services	4,800	2,263	9,238	16,183	15,799
Tax benefit retained by certain Florida entities(2)	2,115	—	—	3,199	1,879
Northwest Florida Expansion	1,307	—	3,485	6,500	6,500
Western Palm Beach County, Florida Expansion	161	—	54	605	4,711
Marlin	2,329	—	110	5,100	6,000
Ohl propane acquisition (rolled into Sharp)	476	—	—	1,200	1,236
Del-Mar Energy Pathway Project - including interim services	165	—	—	725	3,039
Total	$14,918	$5,605	$26,210	$47,716	$54,729
(1) All periods shown have been adjusted to reflect the lower customer rates as a result of the TCJA. Lower customer rates are offset by the corresponding decrease in federal income tax expense and have no negative impact on net income.
(2) The amount disclosed for the first quarter of 2019 includes tax savings of $1.3 million for the year ended December 31, 2018, due to an order by the Florida PSC allowing reversal of a TCJA refund reserve, recorded in 2018, which increased gross margin for the quarter by that amount.

GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $131.4 million of capital expenditures to replace 268 miles of qualifying distribution mains, including $4.1 million during the first three months of 2019. GRIP generated additional gross margin of $223,000 for the three months ended March 31, 2019 compared to the same period in 2018.

Major Projects and Initiatives Currently Underway

2017 Eastern Shore System Expansion Project
Eastern Shore has substantially completed the construction of a system expansion project which increased its capacity by 26 percent. The few remaining segments are expected to be placed into service in various phases during the second quarter of 2019. The project generated $2.5 million in incremental gross margin during the three months ended March 31, 2019 compared to the same period in 2018. The project is expected to produce gross margin of approximately $16.2 million this year, $15.8 million annually from 2020 through 2022, and $13.2 million annually thereafter.

Northwest Florida Expansion Project
In May 2018, Peninsula Pipeline completed construction of transmission lines, and the Company's Florida natural gas division completed construction of lateral distribution lines, to serve customers in Northwest Florida. The project generated incremental gross margin of $1.3 million for the three months ended March 31, 2019. The estimated annual gross margin from this project for 2019 and future years is $6.5 million, with the opportunity for additional margin as the remaining capacity is sold.

Western Palm Beach County Belvedere, Florida Project
Peninsula Pipeline is constructing four transmission lines to bring natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $161,000 in additional gross margin for the three months ended March 31, 2019. The Company expects to complete the remainder of the project in phases through early 2020 and estimates that it will generate gross margin of $605,000 in 2019 and approximately $4.7 million in future years once fully in service.

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Marlin
In December 2018, the Company acquired certain operating assets of Marlin Gas Transport, a supplier of mobile compressed natural gas utility and pipeline solutions, and created Marlin, a new subsidiary which offers compressed natural gas solutions to supply interruption scenarios and provides other unique applications where pipeline supplies are unavailable or inadequate to meet customer requirements. Marlin generated $2.3 million of gross margin for the three months ended March 31, 2019. Based on Marlin's strong first quarter results, we have increased our 2019 full year margin estimate for this business from $4.5 million to $5.1 million and established our preliminary 2020 estimate for gross margin of $6.0 million.

Ohl Propane Acquisition
In December 2018, Sharp acquired certain propane customers and operating assets of Ohl. Located between two of Sharp's existing districts, Ohl provided propane distribution service to approximately 2,500 residential and commercial customers in Pennsylvania. The customers and assets acquired from Ohl have been assimilated into Sharp. The operations acquired from Ohl generated $476,000 of incremental gross margin for the three months ended March 31, 2019. The Company estimates that this acquisition will generate additional gross margin of approximately $1.2 million for Sharp in 2019, with the potential for additional growth in future years.

Del-Mar Energy Pathway Project
In September 2018, Eastern Shore filed for FERC authorization to construct the Del-Mar Energy Pathway project to provide an additional 14,300 dekatherms per day of capacity to four customers. The benefits of this project include additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and the initial extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Interim services in advance of this project generated $165,000 for the three months ended March 31, 2019. The estimated annual gross margin from this project is approximately $725,000 in 2019, $3.0 million in 2020, $4.6 million in 2021 and $5.1 million annually thereafter. Eastern Shore anticipates that this project will be fully in-service by mid-2021, contingent upon FERC granting its authorization for the project by August 2019.

Regulatory Initiatives

Florida Tax Savings Related to TCJA
In the first quarter of 2019, the Florida PSC issued orders authorizing certain of the Company's natural gas distribution operations to retain a portion of the tax savings associated with the lower federal tax rates resulting from the TCJA. The Company expects these savings to continue in future years.
Other major factors influencing gross margin
Weather and Consumption
Weather conditions accounted for a $2.5 million decrease in gross margin during the first quarter of 2019, compared to the same period in 2018.  While period-over-period heating degree-days ("HDD") were essentially flat on the Delmarva Peninsula, extreme conditions during the 2018 "Bomb Cyclone" drove weather-related consumption in the first quarter of 2018 compared to the same period in 2019.  This decrease in consumption accounted for $1.1 million in lower first quarter 2019 gross margin for the propane operations and $310,000 for the natural gas distribution operations.  Weather in Florida was approximately 26 percent warmer in the first quarter of 2019, compared to the same period in 2018, and reduced consumption by propane, electric and natural gas distribution customers which resulted in decreased margin of approximately $951,000.  The following table summarizes HDD and cooling degree day (“CDD”) variances from the 10-year average HDD/CDD ("Normal") for the three months ended March 31, 2019 and 2018.

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	Three Months Ended
	March 31,
	2019	2018	Variance
Delmarva
Actual HDD	2,322	2,295	27
10-Year Average HDD ("Normal")	2,362	2,354	8
Variance from Normal	(40)	(59)
Florida
Actual HDD	361	490	(129)
10-Year Average HDD ("Normal")	518	517	1
Variance from Normal	(157)	(27)
Ohio
Actual HDD	2,996	2,991	5
10-Year Average HDD ("Normal")	3,045	3,069	(24)
Variance from Normal	(49)	(78)
Florida
Actual CDD	134	139	(5)
10-Year Average CDD ("Normal")	97	89	8
Variance from Normal	37	50
Natural Gas Distribution Margin Growth
New customer growth in the Company's natural gas distribution operations generated $1.5 million of additional margin, which was partially offset by $485,000 in lower margin due to fewer volumes sold to commercial and industrial customers in Florida and at Sandpiper. The details for the three months ended March 31, 2019, are provided in the following table:

Three Months Ended
(in thousands)	March 31, 2019
Customer Growth:
Residential	$637
Commercial and industrial, excluding new service in Northwest Florida	529
New service in Northwest Florida	285
Total Customer Growth	1,451
Non-Weather Change in Customer Consumption:
Residential	(89)
Commercial and industrial	(396)
Total Decline in Customer Consumption	(485)
Total (or net) Increase in Natural Gas Distribution Margin	$966
The additional margin from new customers reflects an increase of approximately 3.9 percent in the average number of residential customers served on the Delmarva Peninsula, approximately 3.2 percent growth in residential customers served in Florida, new service to customers in Northwest Florida, as well as an increase in the number of commercial and industrial customers served.

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Propane Operations
Gross margin generated by our propane operations increased by $305,000 during the three months ended March 31, 2019, compared to the same period in 2018. The following table summarizes the year-over year changes in gross margin for the propane business for the quarter ended March 31, 2019:

Three Months Ended
March 31, 2019
(in thousands)
Decrease in customer consumption due to warmer weather	$(1,307)
Increased retail margins per gallon	1,259
Customer growth, increased sales volumes (non-weather-related) and other factors	482
Ohl acquisition (assets acquired in December 2018)	476
Lower wholesale propane margins and sales	(453)
Other	(152)
2019 Change in gross margin by our propane operations	$305

Aspire Energy
Gross margin generated by Aspire Energy increased by $796,000 during the three months ended March 31, 2019, compared to the same period in 2018. The increase reflects $779,000 of rate increases and $397,000 of consumption growth, which was offset by a $380,000 decrease in gross margin due to various factors.
PESCO
PESCO's gross margin for the three months ended March 31, 2019 was higher by $685,000, compared to the same period in 2018. The following table summarizes the changes in PESCO’S year-over-year margin for the three months ended March 31, 2019:

Three Months Ended
March 31, 2019
(in thousands)
Net impact of PESCO's MTM activity	$(5,591)
Net impact of extraordinary costs associated with the 2018 Bomb Cyclone for the Mid-Atlantic wholesale portfolio (1)	3,284
Mid-Atlantic retail portfolio loss due to pipeline capacity constraints in the first quarter of 2018 (1)	2,261
Other margin for PESCO operations (net)	731
2019 Change in PESCO gross margin	$685
(1) The 2018 Bomb Cyclone refers to the high-intensity winter storms in early January 2018 that impacted the Mid-Atlantic region and had a residual impact on our businesses through the month of February.   The exceedingly high demand and associated impacts on pipeline capacity and gas supply in the Mid-Atlantic region created significant, unusual costs for PESCO. While such concerted impacts are not expected to occur frequently, our management revisited and refined its risk management strategies and implemented additional controls.

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Capital Investment Growth and Financing
Capital expenditures totaled $33.8 million for the three months ended March 31, 2019. The following table shows the 2019 capital expenditure budget of $168.2 million by segment and by business line:

2019
(dollars in thousands)
Regulated Energy:
Natural gas distribution	$64,143
Natural gas transmission	66,787
Electric distribution	5,949
Total Regulated Energy	136,879
Unregulated Energy:
Propane distribution	11,870
Energy transmission	8,345
Other unregulated energy	1,416
Total Unregulated Energy	21,631
Other:
Corporate and other businesses	9,705
Total Other	9,705
Total 2019 Forecasted Capital Expenditures	$168,215

The capital expenditure projection is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.
Impact of Hurricane Michael
In October 2018, Hurricane Michael passed through Florida Public Utilities Company's ("FPU") electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure, resulting in 100 percent of its Northwest Florida customers losing electrical service. FPU exerted extraordinary hurricane restoration efforts and restored service to those customers who were able to accept it. Through March 31, 2019, FPU has spent approximately $65.0 million to restore service, which was recorded as new plant and equipment or charged against FPU’s accumulated depreciation and storm reserve. The Company is in the process of preparing the necessary regulatory filings to seek recovery of the costs incurred. In conjunction with the hurricane-related expenditures, the Company executed two 13-month unsecured term loans as temporary financing, each in the amount of $30.0 million. The interest cost associated with these loans is LIBOR plus 75 basis points. One of the term loans was executed in December 2018, and the other was executed in January 2019. The storm did not have a material impact on the margin from these operations, as services were restored to a majority of the Company's customers. Pending the outcome of the regulatory filings associated with the storm, the Company's results for the first quarter included higher interest expense of $435,000, or $326,000 on an after-tax basis ($0.02 per share) associated with the intermediate term loans discussed above.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short term borrowings, was 46 percent as of March 31, 2019. Excluding the funds expended for Hurricane Michael restoration activities, the Company's equity to total capitalization ratio, including short-term borrowings, would have been approximately 49 percent. The Company seeks to align permanent financing with the in-service dates of its capital projects. The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing.

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2019	2018
Operating Revenues
Regulated Energy	$103,618	$109,393
Unregulated Energy and other	123,998	129,963
Total Operating Revenues	227,616	239,356
Operating Expenses
Regulated Energy cost of sales	36,516	48,231
Unregulated Energy and other cost of sales	89,703	99,826
Operations	37,144	32,702
Maintenance	3,681	3,593
Depreciation and amortization	11,074	9,704
Other taxes	5,505	4,894
Total operating expenses	183,623	198,950
Operating Income	43,993	40,406
Other income (expense), net	(45)	68
Interest charges	5,710	3,664
Income Before Income Taxes	38,238	36,810
Income taxes	9,574	9,955
Net Income	$28,664	$26,855
Weighted Average Common Shares Outstanding:
Basic	16,384,927	16,351,338
Diluted	16,432,852	16,402,985
Earnings Per Share of Common Stock:
Basic	$1.75	$1.64
Diluted	$1.74	$1.64

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2019	December 31, 2018
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,346,221	$1,297,416
Unregulated Energy	241,126	237,682
Other businesses and eliminations	30,282	34,585
Total property, plant and equipment	1,617,629	1,569,683
Less: Accumulated depreciation and amortization	(312,949)	(294,295)
Plus: Construction work in progress	90,453	108,584
Net property, plant and equipment	1,395,133	1,383,972
Current Assets
Cash and cash equivalents	7,975	6,089
Trade and other receivables (less allowance for uncollectible accounts of $1,054 and $1,108, respectively)	74,098	85,404
Accrued revenue	20,747	27,499
Propane inventory, at average cost	6,865	9,791
Other inventory, at average cost	8,122	7,127
Regulatory assets	7,913	4,796
Storage gas prepayments	1,327	6,603
Income taxes receivable	9,059	15,300
Prepaid expenses	7,192	10,079
Derivative assets, at fair value	9,221	13,165
Other current assets	1,121	5,684
Total current assets	153,640	191,537
Deferred Charges and Other Assets
Goodwill	25,785	25,837
Other intangible assets, net	5,909	6,207
Investments, at fair value	7,509	6,711
Operating lease right-of-use assets (1)	12,523	—
Regulatory assets	77,101	72,422
Other assets	5,197	6,985
Total deferred charges and other assets	134,024	118,162
Total Assets	$1,682,797	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) totaling $12.5 million shown on the balance sheet at March 31, 2019.

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2019	December 31, 2018
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	7,980	7,971
Additional paid-in capital	255,307	255,651
Retained earnings	284,111	261,530
Accumulated other comprehensive loss	(3,739)	(6,713)
Deferred compensation obligation	4,376	3,854
Treasury stock	(4,376)	(3,854)
Total stockholders' equity	543,659	518,439
Long-term debt, net of current maturities	285,998	316,020
Total capitalization	829,657	834,459
Current Liabilities
Current portion of long-term debt	71,509	11,935
Short-term borrowing	276,393	294,458
Accounts payable	75,277	129,804
Customer deposits and refunds	29,710	34,155
Accrued interest	4,505	2,317
Dividends payable	6,067	6,060
Accrued compensation	8,506	13,923
Regulatory liabilities	15,085	7,883
Derivative liabilities, at fair value	6,798	14,871
Other accrued liabilities (1)	14,719	12,828
Total current liabilities	508,569	528,234
Deferred Credits and Other Liabilities
Deferred income taxes	160,912	156,820
Regulatory liabilities	132,686	135,039
Environmental liabilities	7,370	7,638
Other pension and benefit costs	29,822	28,513
Operating lease - liabilities (1)	10,873	—
Deferred investment tax credits and other liabilities	2,908	2,968
Total deferred credits and other liabilities	344,571	330,978
Total Capitalization and Liabilities	$1,682,797	$1,693,671
(1) During the first quarter of 2019, the Company adopted a new lease accounting standard, resulting in additional assets and liabilities (both current and non-current portions) totaling $12.5 million shown on the balance sheet at March 31, 2019.

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2019				For the Three Months Ended March 31, 2018
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$29,971	$1,785	$10,720	$9,859	$35,314	$1,761	$11,182	$11,533
Commercial	13,141	1,738	7,707	7,816	15,830	1,722	8,331	9,157
Industrial	2,388	3,266	5,994	610	2,306	1,871	6,536	400
Other (1)	(822)	1,111	(635)	(3,907)	(1,743)	510	(2,836)	(2,349)
Total Operating Revenues	$44,678	$7,900	$23,786	$14,378	$51,707	$5,864	$23,213	$18,741

Volume (in Dts for natural gas and MWHs for electric)
Residential	2,220,375	132,872	505,326	65,511	2,240,555	140,759	523,062	78,528
Commercial	1,653,320	1,248,764	504,046	61,829	1,705,426	1,239,936	535,544	67,740
Industrial	1,511,308	7,333,850	1,347,237	7,750	1,509,039	2,334,243	1,304,530	4,520
Other	17,859	—	555,391	—	12,533	—	468,556	1,896
Total	5,402,862	8,715,486	2,912,000	135,090	5,467,553	3,714,938	2,831,692	152,684

Average Customers
Residential	73,976	16,988	56,829	24,379	71,233	16,223	55,280	24,644
Commercial(2)	7,148	1,529	3,897	7,232	7,024	1,460	3,927	7,481
Industrial(2)	168	17	2,415	2	153	73	2,251	2
Other	9	—	12	—	6	—	17	—
Total	81,301	18,534	63,153	31,613	78,416	17,756	61,475	32,127

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments or changes in taxes, such as the TCJA, which are passed through to customers. This amount also includes the reserve for estimated customer refunds associated with the TCJA.

(2)	Certain volumes and customers have been reclassified when compared to the prior year for consistency with current year presentation.